UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
CARIBOU BIOSCIENCES, INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) and 0-11

2929 7TH STREET, SUITE 105, BERKELEY, CA, 94710

YOUR VOTE MATTERS
PLEASE VOTE YOUR PROXY TODAY
June 5, 2026
Dear Caribou Biosciences, Inc. Stockholder:

We recently sent you proxy materials for the Annual Meeting of Stockholders of Caribou Biosciences, Inc. scheduled to take place on June 17, 2026. Our recent records show that you have not yet voted your shares. Your vote is very important. Please take one moment of your time to participate in the voting for this important meeting.
The Board recommends that you vote “FOR” the following proposals:
(1) To elect Andrew Guggenhime, M.B.A., David Johnson, M.B.A., and Nancy Whiting, Pharm.D., as Class II directors
(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026
(3) To approve an amendment to our amended and restated certificate of incorporation to provide for exculpation of our officers from certain breaches of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law (“Officer Exculpation Proposal”)
(4) To approve of any adjournment of the 2026 Annual Meeting to a later date or dates, if necessary, to permit further solicitation and voting of proxies in the event there are not sufficient votes in favor of proposal 3 above or if there are not sufficient shares present to establish a quorum (“Adjournment Proposal”)
Internet and telephone voting are available for your convenience and represent the most prompt methods to record your vote. Please follow the instructions on the proxy card or voting instruction form sent to you in order to vote electronically.
Please vote your shares today. If you need assistance voting your shares, please contact D.F. King & Co., Inc., which is assisting us, toll free at 1-866-207-2356
On behalf of your Board of Directors, thank you for your participation and continued support.
Sincerely,
/s/ Rachel E. Haurwitz, Ph.D.
Rachel E. Haurwitz, Ph.D.
President, Chief Executive Officer, and Director